EXHIBIT 99.1

May 5, 2005

Dear Employees:

I’d like to give you an update on the progress we’re making regarding integration planning for the combined McDATA and CNT business operations.  As we recently announced, the Securities and Exchange Commission declared our Registration/Proxy Statement effective, paving the way for a shareholder meeting on May 24th.  On May 9th, we plan to host a conference call for investors detailing our plans for the future business.

Many of you have asked questions about the planned organizational structure of the new company and who will lead various functions.  While we plan to make further internal announcements leading up to the closing and shortly thereafter, decisions have been made as to the executive team for the combined company.  I am pleased to announce the following executive assignments, reporting to me, for the combined company:

•                  Ernie Sampias will continue as our Senior Vice President of Finance and Chief Financial Officer with responsibilities including financial planning and reporting, treasury, audit and investor relations.

•                  Gary Gysin will continue as our Senior Vice President of Worldwide Sales and Services with responsibility for sales of both companies’ products and services.

•                  Wayne Morris will continue as our Senior Vice President of Worldwide Marketing with responsibilities including worldwide customer and field marketing, marketing communications, product management, competitive analysis, corporate/business development, public relations and industry analyst relations.

•                  Rob Beyer will become our Senior Vice President of Customer Support and will have responsibility over our first, second and third level support efforts worldwide.

•                  Jean Becker will continue as our Senior Vice President of Engineering and will have responsibility for engineering and advanced technology.

•                  Tim Graumann will take on an expanded role as Chief Information Officer and Vice President of Operations with responsibility over IT, quality, manufacturing and supply chain management.

•                  Karen Niparko will continue as our Vice President of Human Resources and will lead all of the associated initiatives involving our winning team.

•                  Tom McGimpsey will continue as our Vice President and General Counsel and will be responsible for legal, contract and compliance activities.

•                  Scott Berman will continue as our Vice President of Integration and will be responsible for continued integration of the two companies’ business models.

Of course, these appointments will not be effective until after the acquisition has been completed, which will occur after we obtain shareholder approval.

Under the Merger Agreement, McDATA offered Tom Hudson, the Chairman, President and CEO of CNT, a position on McDATA’s Board and a senior executive officer position.  After further discussions, McDATA and Mr. Hudson have determined that although Mr. Hudson will become a member of McDATA’s Board of Directors on the closing of the transaction, he will not pursue a senior executive position. The parties are in discussions regarding a consulting or transitional arrangement.  Dr. Renato A. DiPentima, a current member of CNT’s Board, has also agreed to become a member of McDATA’s Board upon the closing of the transaction. We look forward to the addition of these experienced leaders to our Board.

Over the past month, I have met with many employees from McDATA and CNT. In every meeting I have been impressed with the enthusiasm and excitement for what we can accomplish as a combined company.  And, many people feel just as I do…they’re ready to get going.

We still have a great deal of integration planning ahead of us. I want to thank you all, in advance, for all of the extra effort and hard work you will put into making this integration of our two great companies a resounding success.

Regards,

John

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Additional Information and where to find it:    McDATA has filed a registration Statement on SEC Form S-4 and McDATA and CNT have filed a Joint Proxy Statement/Prospectus with the SEC in connection with the proposed merger. The Registration Statement was declared effective by the SEC on April 19, 2005 and the Joint Proxy Statement/Prospectus containing information about McDATA, CNT and the proposed merger was be mailed to stockholders of McDATA and shareholders of CNT on or before April 25, 2005. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully in their entirety. The Registration Statement and Joint Proxy Statement/Prospectus contain important information about McDATA, CNT, the proposed merger, the persons soliciting proxies relating to the proposed merger, their interests in the transaction and related maters. Investors and security holders can obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the Joint Proxy Statement/Prospectus may also be obtained from McDATA by directing a request by mail to McDATA Corporation at 380 Interlocken Crescent, Broomfield, CO 80021, telephone (720) 558-4629, or from CNT by directing a request by mail to CNT at 6000 Nathan Lane North, Plymouth Minnesota 55442, telephone (763) 268-6130.

In addition to the Registration Statement and the Joint Proxy Statement/Prospectus, McDATA and CNT file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by McDATA and CNT at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. McDATA’s and CNT’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

McDATA, CNT, directors and certain executive officers of McDATA and CNT, Mellon Investor Services LLC and certain affiliates and employees of Mellon Investor Services may be considered participants in the solicitation of proxies in connection with the proposed merger. Mellon Investor Services will be paid to solicit proxies in connection with the proposed merger. Certain directors and executive officers may have direct or indirect interests in the proposed merger due to securities holdings of McDATA and CNT, and consulting arrangements, service as directors and officers and rights to severance payments following the proposed merger. In addition, certain directors and officers, after the proposed merger will be indemnified by McDATA and will benefit from insurance coverage for liabilities that may arise from their services as directors and officers of CNT prior to the proposed merger. Additional information regarding the participants in the solicitation is contained in the Registration Statement and Joint Proxy Statement/Prospectus filed by McDATA and CNT with the SEC.